LETTER AGREEMENT

Managers Real Estate Securities Fund

Fund Management Agreement

June 29, 2011

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Fund Management Agreement between Managers Investment Group LLC and Managers Trust I, dated as of August 1, 2000

Ladies and Gentlemen:

Pursuant to Section 11 of the Fund Management Agreement between Managers Investment Group LLC (f/k/a The Managers Funds LLC) (“Managers”) and Managers Trust I (the “Trust”), dated August 1, 2000, and as amended from time to time (the “Fund Management Agreement”), the Trust hereby notifies you that Appendix B to the Fund Management Agreement is amended to reflect the lower management fee (the “New Management Fee”) that has been agreed to by Managers and the Trust with respect to the Managers Real Estate Securities Fund (the “Fund”). Attached as Schedule A is an amendment to Appendix B to the Fund Management Agreement setting forth the annual fee that the Trust will pay Managers on behalf of the Fund pursuant to Section 6 of the Fund Management Agreement. Schedule A supplements and supersedes any information to the contrary relating to the Fund contained in Appendix B to the Fund Management Agreement.

Please acknowledge your agreement to the New Management Fee as set forth on Schedule A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Trust I

By:	/s/ Donald S. Rumery
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer,
and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Investment Group LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: June 29, 2011

Schedule A

AMENDMENT TO APPENDIX B

Name of Series	Annual Percentage Rate of Management Fee
MANAGERS REAL ESTATE SECURITIES FUND	0.60%